Exhibit No. 15

May 8, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington DC 20549

RE:                  Regis Corporation Registration Statements on Form S-3 (File No. 333-100327, No. 333-51094, No. 333-28511, No. 333-78793, No. 333-49165, No. 333-89279, No. 333-90809, No. 333-31874, No. 333-57092, No. 333-72200, No. 333-87482, No. 333-102858 and No. 333-116170), and Form S-8 (File No. 33-44867 and No. 33-89882)

Commissioners:

We are aware that our report dated  May 8, 2006, on our reviews of the interim condensed consolidated financial information of Regis Corporation (the “Company”) as of March 31, 2006, and for the three and nine month periods ended March 31, 2006 and 2005 included in the Company’s quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota